Exhibit 99.5(a)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 PARK AVENUE NEW YORK NY 10022-6839 • 800 468 3785
www.mutualofamerica.com

GROUP ANNUITY APPLICATION - 403(b) THRIFT

CONTRACT HOLDER:

ADDRESS:

EMPLOYER:

EMPLOYER IDENTIFICATION NUMBER:

PLAN:

The Contract Holder named above applies for a Group Annuity Contract with Mutual of America Life Insurance Company to be used as the funding vehicle for the individually allocated plan indicated above.

The plan indicated above is intended to meet the requirements as a tax-sheltered annuity plan under Internal Revenue Code Section 403(b). The Contract Holder represents that the Employer is tax-exempt under Section 501(c)(3) of the Internal Revenue Code, or is an educational institution of the type described in Section 170(b)(1)(A)(ii) of the Internal Revenue Code or is a public employer providing services to such an organization, and understands that if that representation is incorrect the Employer is not eligible under Section 403 (b) for a tax-sheltered annuity.

This application signed at			on	,	in the year	.
	City	State

CONTRACT HOLDER

By:

Title:

AMOUNTS HELD IN CONNECTION WITH THE CONTRACT APPLIED FOR MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR IN THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH SAID CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT.